Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
May 8, 2013	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan
Blackhawk Network Holdings, Inc. 6220 Stoneridge Mall Road Pleasanton, California 94588

Re:	Registration Statement on Form S-8; 7,928,768 shares of Class A Common Stock and 4,134,200 shares of Class B Common Stock of Blackhawk Network Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 7,928,768 shares of Class A common stock of the Company, par value $0.001 per share (the “Class A Common Stock”), and 4,134,200 shares of Class B common stock of the Company, par value $0.001 per share (together with the Class A Common Stock, the “Shares”), issuable under the Company’s Second Amended and Restated 2006 Restricted Stock and Restricted Stock Unit Plan, as amended (the “2006 Plan”), Amended and Restated 2007 Stock Option and Stock Appreciation Right Plan, as amended (the “2007 Plan”), and 2013 Equity Incentive Award Plan (together with the 2006 Plan and the 2007 Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2013 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

May 8, 2013

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the applicable Plan, assuming in each case that the individual issuances, grants or awards under such Plan have been duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP